Exhibit 107

Calculation of Filing Fee Tables

Form S-11

(Form Type)

Cohen & Steers Income Opportunities REIT, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

Table 1-Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class T Common Stock; Class S Common Stock; Class D Common Stock; Class I Common Stock, Class F-T Common Stock, Class F-S Common Stock, Class F-D Common Stock, Class F-I Common Stock	457(o)	—	—	$110,000,000	0.00015310	$16,841	—	—	—	—

Fees Previously Paid	—	—	457(o)	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	415(a)(6)	—	—	$2,890,000,000.00	—	—	S-11	333-269416	January 25, 2023	$330,600.00

	Total Offering Amounts				—	$3,000,000,000	—	—	—	—	—	—

	Total Fees Previously Paid				—	—	—	—	—	—	—	—

	Total Fee Offsets				—	—	—	—	—	—	—	—

	Net Fee Due				—	—	—	$16,841	—	—	—	—